Exhibit (12)(b)

WACHOVIA PREFERRED FUNDING CORP.

COMPUTATIONS OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

AND PREFERRED STOCK DIVIDENDS

	Six Months Ended June 30, 2003		Years Ended December 31,
(In thousands)			2002	2001
EXCLUDING INTEREST ON DEPOSITS
Pretax income (loss) from continuing operations	$200,413		248,622	(36,224)
Fixed charges, excluding preferred stock dividends and capitalized interest	3,651		10,546	857

Earnings (loss) (A)	$204,064		259,168	(35,367)

Interest, excluding interest on deposits	$3,651		10,546	857
One-third of rents	—		—	—
Preferred stock dividends	89,305		18,350	—
Capitalized interest	—		—	—

Fixed charges (B)	$92,956		28,896	857

Consolidated ratios of earnings to fixed charges, excluding interest on deposits (A)/(B)	2.20	x	8.97	n/m

INCLUDING INTEREST ON DEPOSITS
Pretax income (loss) from continuing operations	$200,413		248,622	(36,224)
Fixed charges, excluding preferred stock dividends and capitalized interest	3,651		10,546	857

Earnings (loss) (C)	$204,064		259,168	(35,367)

Interest, including interest on deposits	$3,651		10,546	857
One-third of rents	—		—	—
Preferred stock dividends	89,305		18,350	—
Capitalized interest	—		—	—

Fixed charges (D)	$92,956		28,896	857

Consolidated ratios of earnings to fixed charges, including interest on deposits (C)/(D)	2.20	x	8.97	n/m

n/m—not meaningful due to the immaterial amount of fixed charges in 2001.